EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt -- CFO..... (480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES FINANCIAL RESULTS
FOR FOURTH QUARTER AND FISCAL YEAR 2019

•	For the quarter ended March 31, 2019

◦	Net sales of $1.330 billion, down 3.3% sequentially and up 32.7% from the year ago quarter. The midpoint of our guidance provided on March 5, 2019 was net sales of $1.327 billion.

◦
On a GAAP basis: gross margin of 61.7%; operating income of $284.6 million; net income of $174.7 million; and EPS of $0.70 per diluted share. Our guidance provided on March 5, 2019 was GAAP EPS of $0.21 to $0.38 per diluted share.

◦
On a Non-GAAP basis: gross margin of 62.2%; operating income of $484.1 million and 36.4% of net sales; net income of $370.4 million and EPS of $1.48 per diluted share, up 5.7% from the year ago quarter. Our guidance provided on March 5, 2019 was Non-GAAP EPS of $1.30 to $1.49 per diluted share.

◦	End-market demand of $1.340 billion.

◦	Paid down $277.5 million of debt in the March 2019 quarter. Cumulatively paid down $1.156 billion of debt over the last three quarters.

◦	Record quarterly dividend declared of 36.55 cents per share.

•	For Fiscal Year 2019

◦	Record GAAP net sales of $5.350 billion.

◦	Record Non-GAAP net sales of $5.476 billion.

◦
On a GAAP basis: gross margins of 54.8%; record operating income of $714.3 million; net income of $355.9 million, adversely impacted by purchase accounting adjustments associated with our acquisitions; and EPS of $1.42 per diluted share.

◦	On a Non-GAAP basis: record gross margins of 62.1%; record operating income of $2.067 billion; record net income of $1.636 billion and record EPS of $6.55 per diluted share.

◦	End-market demand of $5.486 billion.

CHANDLER, Arizona - May 7, 2019 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading semiconductor supplier of smart, connected and secure embedded control solutions, today reported results for the three months and fiscal year ended March 31, 2019 as summarized in the following table:

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200

Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

(in millions, except per share amounts and percentages)	Three Months Ended March 31, 2019				Year Ended March 31, 2019
	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales
Net sales	$1,329.8		$1,329.8		$5,349.5		$5,475.8
Gross margin	$820.5	61.7%	$826.9	62.2%	$2,931.3	54.8%	$3,398.5	62.1%
Operating income	$284.6	21.4%	$484.1	36.4%	$714.3	13.4%	$2,066.8	37.7%
Other expense	$(133.4)		$(108.6)		$(509.8)		$(379.4)
Income tax provision (benefit)	$(23.5)		$5.1		$(151.4)		$51.1
Net income	$174.7	13.1%	$370.4	27.9%	$355.9	6.7%	$1,636.3	29.9%
Net income per diluted share	$0.70		$1.48		$1.42		$6.55
(1) See the "Use of Non-GAAP Financial Measures" section of this release.

GAAP and Non-GAAP net sales for the fourth quarter of fiscal 2019 were $1.330 billion, up 32.7% from net sales of $1.002 billion in the prior year's fourth fiscal quarter.

GAAP net income for the fourth quarter of fiscal 2019 was $174.7 million, or $0.70 per diluted share, up from GAAP net income of $146.7 million, or $0.58 per diluted share, in the prior year's fourth fiscal quarter. The current year's GAAP net income was significantly adversely impacted by purchase accounting adjustments associated with our acquisitions.

Non-GAAP net income for the fourth quarter of fiscal 2019 was $370.4 million, or $1.48 per diluted share, up 5.4% from non-GAAP net income of $351.3 million, or $1.40 per diluted share, in the prior year's fourth fiscal quarter. For the fourth quarters of fiscal 2019 and fiscal 2018, our non-GAAP results exclude the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, excess capacity charges to normalize acquired inventory levels, severance and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions), non-cash interest expense on our convertible debentures, adjustments for a manufacturing excursion issue with one of our suppliers, losses on the settlement of debt, and losses and impairments on available-for-sale investments. For the fourth quarter of fiscal 2019, our non-GAAP income tax expense is presented based on projected cash taxes for fiscal 2019, excluding transition tax payments under the Tax Cuts and Jobs Act. For the fourth quarter of fiscal 2018, our non-GAAP income tax expense is presented in a manner that excludes the tax impact of non-GAAP adjustments calculated using the applicable tax rates in the jurisdictions where the adjustments occurred, tax adjustments in accordance with ASC 740-270, and one-time tax events. A reconciliation of our non-GAAP and GAAP results is included in this press release.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

GAAP net sales for the fiscal year ended March 31, 2019 were $5.350 billion, an increase of 34.4% from net sales of $3.981 billion in the prior fiscal year. On a GAAP basis, consolidated net income for the fiscal year ended March 31, 2019 was $355.9 million, or $1.42 per diluted share, an increase of 39.4% from net income of $255.4 million, or $1.03 per diluted share in the prior fiscal year. The current year's GAAP net income was significantly adversely impacted by purchase accounting adjustments associated with our acquisitions. The prior year's GAAP net income results were significantly adversely impacted by one-time tax adjustments related to the Tax Cuts and Jobs Act of 2017.

Non-GAAP net sales for the fiscal year ended March 31, 2019 were $5.476 billion, an increase of 37.6% from net sales of $3.981 billion in the prior fiscal year. On a non-GAAP basis, net income for the fiscal year ended March 31, 2019 was $1.636 billion, or $6.55 per diluted share, an increase of 20.7% from net income of $1,355.6 million, or $5.45 per diluted share, in the prior fiscal year. Prior to the fourth quarter of fiscal 2019, we reported non-GAAP net sales based on end-market demand, which excluded the effect of our distributors increasing or decreasing their inventory holdings. Beginning with the fourth quarter of fiscal 2019, we changed the information included in our financial guidance and provide net sales guidance based on sell-in revenue recognition under the new GAAP standard. For the fiscal year ended March 31, 2019, our non-GAAP results are calculated as the sum of the non-GAAP results we disclosed previously for each of the first three quarters of fiscal 2019 plus the non-GAAP results for the fourth quarter of fiscal 2019 based on sell-in revenue recognition. See the "Use of Non-GAAP Financial Measures" section of this release.

Beginning with the fiscal quarter ending March 31, 2019, we changed the information included in our financial guidance. Please refer to the "First Quarter Fiscal Year 2020 Outlook" section of this release for details regarding our revised approach to providing guidance.

Microchip announced today that its Board of Directors has declared a record quarterly cash dividend on its common stock of 36.55 cents per share. The quarterly dividend is payable on June 4, 2019 to stockholders of record on May 21, 2019.

"Our March quarter financial results were very good in spite of a challenging economic backdrop," said Steve Sanghi, Chief Executive Officer. "Our net sales came in above the mid-point of our narrowed guidance range that we issued on March 5, 2019. Our GAAP and non-GAAP gross margin percentage were above the high-end of our guidance and our operating expenses as a percentage of sales were below the low-end of our guidance. As a result, our operating margins were well above the high-end of our guidance, reflecting the strength of our business model."

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

Mr. Sanghi added, "End-market demand, which reflects sell-through activities in the distribution channel, was $10.4 million higher than GAAP (sell-in) revenue in the March 2019 quarter. As a result, distribution inventory declined from 36 days to 35 days. We believe that barring any negative development on the U.S. China trade front, our distributors are carrying a reasonable level of inventory to support end-market demand."

"Last month Gartner reported their microcontroller market share data for calendar year 2018. We are pleased to report that we expanded our market share in 8-bit, 16-bit and 32-bit microcontrollers and grew faster in all three product categories when compared to our large competitors in these markets," said Ganesh Moorthy, President and Chief Operating Officer.

Mr. Moorthy added, "The integration of Microsemi with Microchip continues to progress at a rapid pace. We are achieving synergies in the business units, sales, operations and support functions, while we relentlessly march toward the long-term synergy targets we have outlined for our stockholders."

Eric Bjornholt, Microchip's Chief Financial Officer, said, "We paid down $277.5 million of total debt during the March quarter, reflecting a cumulative pay down of $1.156 billion over the last nine months, as we continued to tightly manage our working capital requirements for the business. We will continue to use substantially all of our excess cash generation after dividends to reduce the amount of debt on our balance sheet as quickly as possible."

Mr. Sanghi added, "Last quarter we said that barring any negative development on the trade front, we expected the March 2019 quarter to mark the bottom of this cycle for Microchip. Secondly, we said last quarter that we did not know the shape of the recovery and it would depend somewhat on the outcome of the trade talks. Towards that end, the U.S. did not get a settlement on the trade front. In fact, in recent days, the rhetoric has turned more negative with 25% duties on $200 billion of Chinese goods expected to go into effect this Friday. Therefore, the uncertainty related to U.S. China trade relations continues."

Mr. Sanghi concluded, "Given the continued uncertainty, we expect weaker than seasonal business conditions for Microchip. We continue to operate our business prudently for long-term shareholder value and we believe that end market demand will continue to be stronger that GAAP sell-in revenue in the June quarter, and the channel and customer inventory will continue to decrease. We expect net sales for our products to be about flat sequentially plus or minus five percent in the June 2019 quarter."

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

Microchip's Highlights for the Quarter Ended March 31, 2019:

•
Introduced the space industry's first Arm®-based microcontrollers (MCUs) that combine the low-cost and large ecosystem benefits of Commercial Off-the-Shelf (COTS) technology with space-qualified versions that have scalable levels of radiation performance.

•
Announced the AcuEdge™ ZLK38AVS Development Kit for Amazon Alexa Voice Service (AVS), offering far-field voice pick up and the flexibility to build devices with multiple microphone array configurations.

•	Introduced the PolarFire™ FPGA imaging and video solution that supports resolution as high as 4K in the small, low-power form factors necessary for a wide variety of imaging and video applications.

•	Microchip's subsidiary, SST, announced AEC-Q100 Grade 1 qualification of its embedded SuperFlash® memory on United Microelectronics Corporation's (UMC's) 55 nm platform.

•
Announced the industry's smallest IEEE 802.15.4-compliant module that combines an ultra-low-power microcontroller (MCU) with a sub-GHz radio, accelerating time to market and providing long-lasting battery life in wireless-networked sensors.

•
Announced a collaboration between Microchip's DIGI-G5 Optical Transport Network (OTN) processor and Acacia Communications Inc.'s AC1200 Coherent Module to enable the industry's first flexible rate system architectures to support the market's transition to 200G, 400G, 600G and flexible rate OTN networks built with the new Flexible Ethernet (FlexE) and OTUCn protocols.

•	Announced new dual- and single-core dsPIC33C Digital Signal Controllers (DSCs) with more options to meet changing application requirements across memory, temperature and functional safety.

•	Developed new SAR ADC family that enables high-speed, high-resolution analog-to-digital conversions in harsh environments.

•	Unveiled a unified 32-bit MCU software framework with the release of MPLAB® Harmony version 3.0 (v3), extending support for SAM MCUs for the first time.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

•
Announced the release of Libero SoC version 12.0, delivering new gains in runtime and quality of results, as well as one unified design suite for all the company's latest-generation FPGA families, including new production releases of PolarFire™ FPGAs.

•	Announced the Switchtec™ PSX Gen3 PCIe programmable storage switches were included in a reference design from Tencent that was posted to the web site of the Open Data Center Committee (ODCC).

•	Microchip's DIGI-G5 OTN Processor received a 2019 Lightwave Innovation Award.

•	For the fourth consecutive year, Microchip was included in New York State SHRM's list of 2019 Best Companies to Work for in New York State.

First Quarter Fiscal Year 2020 Outlook:

Beginning with the fiscal quarter ending March 31, 2019, we changed the information included in our financial guidance in response to comments from and discussions with the Staff of the Securities and Exchange Commission. We are now providing net sales guidance based on sell-in revenue recognition under the new GAAP standard. We are also providing guidance and reporting non-GAAP gross margin percentage, operating expense percentage, operating profit percentages and diluted earnings per share based on sell-in GAAP revenue. We are also providing information on end-market demand so that investors will have information on the consumption in the marketplace of our products by our customers or our distributors. We do not use end-market demand for any of our non-GAAP income statement calculations. Please see "Use of End-Market Demand Metric" below for information on how we calculate end-market demand.

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. We are not able to predict whether inventory at our distributors will increase or decrease and are therefore providing a relatively broad range of GAAP net sales guidance. In recent years, we have seen net inventory at our distributors increase or decrease by a significant amount in a single quarter.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

Microchip Consolidated Guidance
	GAAP	Non-GAAP Adjustments	Non-GAAP[1]
Net Sales	$1.26 to $1.40 billion	-	$1.26 to $1.40 billion
Gross Margin	61.4% to 61.8%	$5.0 to $6.0 million	61.8% to 62.2%
Operating Expenses[2]	45.9% to 48.6%	$281.5 to $287.5 million	25.3% to 26.3%
Operating Income	12.8% to 15.9%	$286.5 to $293.5 million	35.5% to 36.9%
Other Expense, net	$133.5 to $136.5 million	$30.5 million	$103 to $106 million
Income Taxes	20% to 25%[3]	$2.9 to $14.2 million	5% to 6%[4]
Net Income	$19.1 to $70.7 million	$302.8 to $321.1 million	$322.0 to $391.7 million
Diluted Common Shares Outstanding	Approximately 256.0 to 262.2 million shares	-	Approximately 256.0 to 262.2 million shares
Earnings per Diluted Share	7 to 27 cents	$1.19 to $1.22	$1.26 to $1.49

[1]
For the quarter ending June 30, 2019, our GAAP and non-GAAP net sales guidance are the same and both reflect GAAP sell-in revenue recognition. See the "Use of Non-GAAP Financial Measures" section of this release for information regarding our non-GAAP guidance for items other than Net Sales.

[2]
We are not able to estimate the amount of Special Charges and Other, net that may be incurred during the quarter ending June 30, 2019. Therefore, our estimate of GAAP operating expenses excludes any amount that may be recognized as Special Charges and Other, net in the quarter ending June 30, 2019.

[3]	The forecast for GAAP tax expense excludes any unexpected tax events that may occur during the quarter, as these amounts cannot be forecasted.

[4]	Represents expected cash tax rate for fiscal 2020 excluding any transition tax payments associated with the Tax Cuts and Jobs Act.

•
Microchip's inventory days in the June 2019 quarter are expected to be in the range of 120 to 139 days. Our actual inventory level will depend on the inventory that our distributors decide to hold to support their customers, overall demand for our products and our production levels.

•
Capital expenditures for the quarter ending June 30, 2019 are expected to be about $35 million. Capital expenditures for all of fiscal 2020 are expected to be between $130 million and $150 million. We are continuing to invest in the equipment needed to support the growth of our production capabilities for fast-growing new products and technologies and to bring in-house more of the assembly and test operations that are currently outsourced.

Use of End-Market Demand Metric: End-market demand is the net dollar amount of our products, licensing revenue and other services delivered to our direct (non-distributor) customers and by our distributors to their customers. We are able to calculate end-market demand based on information that our distributors provide us about their product shipments to their customers and inventory holdings. The value of end-market demand from our distributors is calculated as the net transaction value of these shipments. We believe that our end-market demand metric reflects true end-market demand based on when product is sold to direct customers or by our distributors to an end customer.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

Under the new GAAP revenue recognition standard, we are required to recognize revenue when control of the product changes from us to a customer or distributor. We focus our sales and marketing efforts on creating demand for our products in the end markets we serve and not on moving inventory into our distribution network. Therefore, the elements of our internal performance and executive and employee compensation metrics that are based on sales and operating results will be measured using the value of the end-market demand for our products. We use end-market demand for these purposes because we do not believe that the underlying value of our business benefits from increases in the value of inventory that is held in the supply chain. As many of our products are designed into customer applications with relatively long lives, such value is only realized when the end-market demand is created and the supply chain sells the inventory to the end customer. We believe the use of end-market demand is also important to investors and users of our financial statements as it reflects the final outcome of our sales activities whereas our GAAP net sales are based on estimates made earlier in (or before the end of) the process of creating and fulfilling demand is complete. We also manage our manufacturing and supply chain operations, including our distributor relationships, towards the goal of having our products available at the time and location the end customer desires. Management uses end-market demand to manage and assess the profitability of our business and when developing and monitoring our budgets and spending. Many of our investors have requested that we disclose end-market demand metric because they believe it is useful in understanding our performance as it provides better information regarding end-market demand for our products. Therefore, we believe that it is useful to investors for us to disclose end-market demand. Our determination of end-market demand metric might not be the same as similarly titled measures used by other companies.

Use of Non-GAAP Financial Measures: Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, excess capacity charges to normalize acquired inventory levels, severance and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions), non-cash interest expense on our convertible debentures, adjustments for a manufacturing excursion issue with one of our suppliers, losses on the settlement of debt, and losses on available-for-sale investments. For the fourth quarter of fiscal 2019, our non-GAAP income tax expense is presented based on projected cash taxes for fiscal 2019, excluding transition tax payments under the Tax Cuts and Jobs Act. For the fourth quarter of fiscal 2018, our non-GAAP income tax expense is presented in a manner that excludes the tax impact of non-GAAP adjustments calculated using the applicable tax rates in the jurisdictions where the adjustments occurred, tax adjustments in accordance with ASC 740-270, and one-time tax events.

Prior to the fourth quarter of fiscal 2019, we reported non-GAAP net sales based on end-market demand, which excluded the effect of our distributors increasing or decreasing their inventory holdings. Beginning with the

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

fourth quarter of fiscal 2019, we changed the information included in our financial guidance and provide net sales guidance based on sell-in revenue recognition under the new GAAP standard. For the fiscal year ended March 31, 2019, our non-GAAP results are calculated as the sum of the non-GAAP results we disclosed previously for each of the first three quarters of fiscal 2019 plus the non-GAAP results for the fourth quarter of fiscal 2019 based on sell-in revenue recognition. We also present an end-market demand metric which reflects the net dollar amount of our products, licensing revenue and other services delivered to our direct (non-distributor) customers and by our distributors to their customers. See the "Use of End-Market Demand" section of this press release.

We are required to estimate the cost of certain forms of share-based compensation, including employee stock options, restricted stock units and our employee stock purchase plan, and to record a commensurate expense in our income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by the price of our stock at the date of grant. The price of our stock is affected by market forces that are difficult to predict and are not within the control of management. Our other non-GAAP adjustments are either non-cash expenses, unusual or infrequent items or other expenses related to transactions. Management excludes all of these items from its internal operating forecasts and models.

We are using non-GAAP operating expenses in dollars including non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses, non-GAAP other expense, net, and non-GAAP income tax rate, which exclude the items noted above, as applicable, to permit additional analysis of our performance.

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results. Management uses these non-GAAP measures to manage and assess the profitability of our business and for compensation purposes. We also use our non-GAAP results when developing and monitoring our budgets and spending. Our determination of these non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using these non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, mixed-signal products, analog products and memory products sold and licensing revenue; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; costs of wafers from foundries; inventory reserves; pricing pressures in our non-proprietary product lines; and competitive and economic conditions. Operating expenses fluctuate over time, primarily due to net sales and profit levels.

Diluted Common Shares Outstanding can vary for, among other things, the trading price of our common stock, the exercise of options or vesting of restricted stock units, the potential for incremental dilutive shares from our convertible debentures (additional information regarding our share count is available in the investor relations section of our website under the heading "Supplemental Financial Information"), and repurchases or issuances of shares of our common stock. The diluted common shares outstanding presented in the guidance table above assumes an average Microchip stock price in the June 2019 quarter between $95 and $105 per share (however, we make no prediction as to what our actual share price will be for such period or any other period and we cannot estimate what our stock option exercise activity will be during the quarter).

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018

Net sales	$1,329.8	$1,002.3	$5,349.5	$3,980.8
Cost of sales	509.3	387.2	2,418.2	1,560.1
Gross profit	820.5	615.1	2,931.3	2,420.7

Research and development	214.8	133.5	826.3	529.3
Selling, general and administrative	167.5	114.5	682.9	452.1
Amortization of acquired intangible assets	176.9	122.8	674.1	485.5
Special (income) charges and other, net	(23.3)	0.2	33.7	17.5
Operating expenses	535.9	371.0	2,217.0	1,484.4

Operating income	284.6	244.1	714.3	936.3
Losses on equity method investment	(0.1)	(0.1)	(0.2)	(0.2)
Other expense, net	(133.3)	(55.8)	(509.6)	(198.8)

Income before income taxes	151.2	188.2	204.5	737.3
Income tax (benefit) provision	(23.5)	41.5	(151.4)	481.9
Net income	$174.7	$146.7	$355.9	$255.4

Basic net income per common share	$0.74	$0.63	$1.51	$1.10
Diluted net income per common share	$0.70	$0.58	$1.42	$1.03

Basic common shares outstanding	237.2	234.6	236.2	232.9
Diluted common shares outstanding	250.9	251.5	249.9	248.9

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

ASSETS

	March 31,
	2019	2018
	(Unaudited)
Cash and short-term investments	$430.9	$2,196.6
Accounts receivable, net	880.6	563.7
Inventories	711.7	476.2
Other current assets	191.6	119.8
Total current assets	2,214.8	3,356.3

Property, plant and equipment, net	996.7	767.9
Other assets	15,133.5	4,133.0
Total assets	$18,345.0	$8,257.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities	$1,013.7	$373.7
Deferred income on shipments to distributors	—	333.8
Current portion of long-term debt	1,360.8	1,309.9
Total current liabilities	2,374.5	2,017.4

Long-term debt	8,946.2	1,758.4
Long-term income tax payable	751.2	754.9
Long-term deferred tax liability	706.1	205.8
Other long-term liabilities	279.5	240.9

Stockholders' equity	5,287.5	3,279.8
Total liabilities and stockholders' equity	$18,345.0	$8,257.2

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in millions except per share amounts and percentages)
(unaudited)

RECONCILIATION OF GAAP NET SALES TO NON-GAAP NET SALES

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Net sales, as reported	$1,329.8	$1,002.3	$5,349.5	$3,980.8
Impact of changes in distributor inventory levels	—	—	126.3	—
Non-GAAP net sales	$1,329.8	$1,002.3	$5,475.8	$3,980.8

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Gross profit, as reported	$820.5	$615.1	$2,931.3	$2,420.7
Impact of changes in distributor inventory levels	—	—	83.4	—
Share-based compensation expense	4.0	3.3	14.9	13.8
Manufacturing excursion	—	—	—	(0.6)
Acquisition-related costs	0.6	—	0.9	—
Excess capacity charges to normalize acquired inventory levels	—	—	2.3	—
Acquired inventory valuation costs	1.8	—	365.7	—
Non-GAAP gross profit	$826.9	$618.4	$3,398.5	$2,433.9
Non-GAAP gross profit percentage	62.2%	61.7%	62.1%	61.1%

RECONCILIATION OF GAAP RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Research and development expenses, as reported	$214.8	$133.5	$826.3	$529.3
Share-based compensation expense	(18.8)	(10.7)	(72.0)	(42.5)
Acquisition-related costs	(0.1)	—	(1.5)	—
Non-GAAP research and development expenses	$195.9	$122.8	$752.8	$486.8
Non-GAAP research and development expenses as a percentage of net sales	14.7%	12.3%	13.7%	12.2%

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RECONCILIATION OF GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Selling, general and administrative expenses, as reported	$167.5	$114.5	$682.9	$452.1
Share-based compensation expense	(16.3)	(9.3)	(62.3)	(36.9)
Acquisition-related costs	(4.3)	(5.3)	(41.7)	(10.1)
Non-GAAP selling, general and administrative expenses	$146.9	$99.9	$578.9	$405.1
Non-GAAP selling, general and administrative expenses as a percentage of net sales	11.0%	10.0%	10.6%	10.2%

RECONCILIATION OF GAAP OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Operating expenses, as reported	$535.9	$371.0	$2,217.0	$1,484.4
Share-based compensation expense	(35.1)	(20.0)	(134.3)	(79.4)
Acquisition-related costs	(4.4)	(5.3)	(43.2)	(10.1)
Amortization of acquired intangible assets	(176.9)	(122.8)	(674.1)	(485.5)
Special (income) charges and other, net	23.3	(0.2)	(33.7)	(17.5)
Non-GAAP operating expenses	$342.8	$222.7	$1,331.7	$891.9
Non-GAAP operating expenses as a percentage of net sales	25.8%	22.2%	24.3%	22.4%

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Operating income, as reported	$284.6	$244.1	$714.3	$936.3
Impact of changes in distributor inventory levels	—	—	83.4	—
Share-based compensation expense	39.1	23.3	149.2	93.2
Manufacturing excursion	—	—	—	(0.6)
Acquisition-related costs	5.0	5.3	44.1	10.1
Excess capacity charges to normalize acquired inventory levels	—	—	2.3	—
Acquired inventory valuation costs	1.8	—	365.7	—
Amortization of acquired intangible assets	176.9	122.8	674.1	485.5
Special (income) charges and other, net	(23.3)	0.2	33.7	17.5
Non-GAAP operating income	$484.1	$395.7	$2,066.8	$1,542.0
Non-GAAP operating income as a percentage of net sales	36.4%	39.5%	37.7%	38.7%

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RECONCILIATION OF GAAP OTHER EXPENSE, NET TO NON-GAAP OTHER EXPENSE, NET

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Other expense, net, as reported	$(133.3)	$(55.8)	$(509.6)	$(198.8)
Loss on settlement of debt	8.3	—	12.6	16.0
Non-cash other expense, net	29.7	28.1	124.3	110.0
Acquisition-related other income	(12.5)	—	(12.5)	—
Losses on available-for-sale investments	(0.7)	—	6.0	—
Impairment on available-for-sale investments	—	15.5	—	15.5
Non-GAAP other expense, net	$(108.5)	$(12.2)	$(379.2)	$(57.3)
Non-GAAP other expense, net, as a percentage of net sales	(8.2)%	(1.2)%	(6.9)%	(1.4)%

RECONCILIATION OF GAAP INCOME TAX BENEFIT TO NON-GAAP INCOME TAX PROVISION

For the three and twelve months ended March 31, 2019, non-GAAP income tax expense is presented based on cash taxes for fiscal 2019, excluding transition tax payments under the Tax Cuts and Jobs Act.

	Three and Twelve Months Ended
	March 31, 2019
Income tax benefit, as reported	$(23.5)	$(151.4)
Income tax rate, as reported	(15.5)%	(74.0)%
Other non-GAAP tax adjustment [1]	28.6	202.5
Non-GAAP income tax provision	$5.1	$51.1
Non-GAAP income tax rate	1.4%	3.0%
For the three and twelve months ended March 31, 2018, non-GAAP income tax expense is presented as the tax impact of non-GAAP adjustments calculated using the applicable tax rates in the jurisdictions where the adjustments occurred.

	Three and Twelve Months Ended
	March 31, 2018
Income tax provision, as reported	$41.5	$481.9
Income tax rate, as reported	22.1%	65.4%
Share-based compensation expense [2]	6.4	28.3
Manufacturing excursion [2]	—	(0.2)
Acquisition-related costs [2]	1.7	3.3
Amortization of acquired intangible assets [2]	8.3	36.0
Special charges and other, net [2]	(0.1)	5.9
Loss on settlement of debt [2]	—	5.3
Non-cash other expense, net [2]	8.1	35.8
Impairment on available-for-sale investment	0.1	0.1
Non-recurring tax events [2]	(38.9)	(467.5)
Tax adjustment in accordance with ASC 740-270 [2]	5.0	—
Non-GAAP income tax provision	$32.1	$128.9
Non-GAAP income tax rate	8.4%	8.7%

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RECONCILIATION OF GAAP NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER COMMON SHARE

	Three and Twelve Months Ended
	March 31, 2019
Net income, as reported	$174.7	$355.9
Impact of changes in distributor inventory levels	—	83.4
Share-based compensation expense	39.1	149.2
Acquisition-related costs	5.0	44.1
Excess capacity charges to normalize acquired inventory levels	—	2.3
Acquired inventory valuation costs	1.8	365.7
Amortization of acquired intangible assets	176.9	674.1
Special (income) charges and other, net	(23.3)	33.7
Loss on settlement of debt	8.3	12.6
Non-cash other expense	29.7	124.3
Acquisition-related other income	(12.5)	(12.5)
Losses on available-for-sale investments	(0.7)	6.0
Other non-GAAP tax adjustment [1]	(28.6)	(202.5)
Non-GAAP net income	$370.4	$1,636.3
Non-GAAP net income as a percentage of net sales	27.9%	29.9%
GAAP net income as a percentage of net sales	13.1%	6.7%
Diluted net income per common share, as reported	$0.70	$1.42
Non-GAAP diluted net income per common share	$1.48	$6.55
Diluted common shares outstanding, as reported	250.9	249.9
Diluted common shares outstanding non-GAAP	250.9	249.9

	Three and Twelve Months Ended
	March 31, 2018
Net income, as reported	$146.7	$255.4
Share-based compensation expense, net of tax effect [2]	16.9	64.9
Manufacturing excursion, net of tax effect [2]	—	(0.4)
Acquisition-related costs, net of tax effect [2]	3.6	6.8
Amortization of acquired intangible assets, net of tax effect [2]	114.5	449.5
Special charges and other, net of tax effect [2]	0.3	11.6
Loss on settlement of debt, net of tax effect [2]	—	10.7
Non-cash other expense, net of tax effect [2]	20.0	74.2
Impairment on available-for-sale investments, net of tax effect	15.4	15.4
Non-recurring tax events [2]	38.9	467.5
Tax adjustment in accordance with ASC 740-270 [2]	(5.0)	—
Non-GAAP net income	$351.3	$1,355.6
Non-GAAP net income as a percentage of net sales	35.0%	34.1%
GAAP net income as a percentage of net sales	14.6%	6.4%
Diluted net income per common share, as reported	$0.58	$1.03
Non-GAAP diluted net income per common share	$1.40	$5.45
Diluted common shares outstanding, as reported	251.5	248.9
Diluted common shares outstanding non-GAAP	251.5	248.9

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1 For fiscal 2019, the income tax adjustments represent the difference in GAAP tax expense and projected non-GAAP tax expense which is based on projected cash taxes for fiscal 2019, excluding transition tax payments under the Tax Cuts and Jobs Act.
2 The tax impact of the non-GAAP adjustments is calculated using the applicable tax rates in the jurisdictions where the adjustments occurred in the three and twelve months ended March 31, 2018.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

Microchip will host a conference call today, May 8, 2019 at 8:30 a.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until May 22, 2019.

A telephonic replay of the conference call will be available at approximately 1:00 p.m. (Eastern Time) on May 8, 2019 and will remain available until 5:00 p.m. (Eastern Time) on May 22, 2019. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 69550033.

Cautionary Statement:

The statements in this release relating to the strength of our business model, our belief that our distributors are carrying an appropriate level of inventory to support end-market demand, that the integration of Microsemi with Microchip continues to progress at a rapid pace, achieving synergies in the business units, sales, operations and support functions, while we relentlessly march toward the long-term synergy targets, that we will continue to use substantially all of our excess cash generation after dividends to reduce the amount of debt on our balance sheet as quickly as possible, that 25% duties on $200 billion of Chinese goods are expected to go into effect this Friday, that the uncertainty related to U.S. China trade relations continues, that we expect weaker than seasonal business conditions for Microchip, that we continue to operate our business prudently for long-term shareholder value and we believe end market demand will continue to be stronger than GAAP sell-in revenue in the June quarter, and the channel and customer inventory will continue to decrease, that we expect net sales for our products to be about flat sequentially plus or minus five percent in the June 2019 quarter, our first quarter fiscal 2020 guidance for GAAP and non-GAAP net sales, gross margin, operating expenses, operating income, other expense, net, income taxes, net income, diluted common shares outstanding, earnings per diluted share, inventory days in the June 2019 quarter expected to be in the range of 120 to 139 days, capital expenditures for the June 2019 quarter and for all of fiscal 2020, continuing to invest to support the growth of our production capabilities for fast-growing new products and technologies and to bring in-house more of the assembly and test operations that are currently outsourced, our belief that our end-market demand metric reflects true end-market demand based on when product is sold to direct customers or by our distributors to an end customer and our assumed average stock price in the June 2019 quarter are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any economic uncertainty due to monetary policy, political, trade or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies (including China), changes in demand or market acceptance of our products and the products of our customers; our ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of our acquisitions (including our acquisition of Microsemi

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

Corporation); the impact of current and future changes in U.S. corporate tax laws (including the Tax Cuts and Jobs Act of 2017), foreign currency effects on our business; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage and expand our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; changes or fluctuations in customer order patterns and seasonality; the impact of any future significant acquisitions that we may make; our ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers, the costs and outcome of any current or future litigation or other matters involving our Microsemi acquisition, the Microsemi business, intellectual property, customers, or other issues; the costs and outcome of any current or future tax audit or investigation regarding our business or the business of Microsemi, our actual average stock price in the June 2019 quarter and the impact such price will have on our share count; fluctuations in our stock price and trading volume which could impact the number of shares we acquire under our share repurchase program and the timing of such repurchases; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip's website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this May 7, 2019 press release, or to reflect the occurrence of unanticipated events.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2019
Financial Results

About Microchip:

Microchip Technology Incorporated is a leading semiconductor supplier of smart, connected and secure embedded control solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note: The Microchip name and logo, the Microchip logo, SuperFlash and MPLAB are registered trademarks of Microchip Technology Inc. in the USA and other countries. AcuEdge, PolarFire and Switchtec are trademarks of Microchip Technology Inc. in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

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